Exhibit 10.1

SAEXPLORATION HOLDINGS, INC.

AMENDMENT TO

AMENDED AND RESTATED 2018 LONG-TERM INCENTIVE PLAN

1. Purpose of Amendment. The SAExploration Holdings, Inc. 2018 Long-Term Incentive Plan was originally adopted by the Board and the Company’s stockholders on January 26, 2018, was amended and restated as adopted by the Board and the Company’s stockholders effective as of September 13, 2018 and is hereby amended (as so amended the “Plan”). The Plan’s purpose is to provide a means through which the Company may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company, its Subsidiaries and its Affiliates (the “Company Group”) can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.

2. Amendment to Section 5 – Grants of Awards; Shares Subject to the Plan; Limitations.

(b) Subject to adjustment in accordance with Section 12 of the Plan, the Committee is authorized to deliver under the Plan Awards subject to the following limitations: an aggregate of 2,750,000 shares of Common Stock for issuance under the Plan, which includes 1,791,056 shares of Common Stock for MIP Awards under the Plan (as described below), which is equal to ten percent (10%) of the aggregate number of shares of Common Stock issued and outstanding on a fully diluted, as-converted basis after giving effect to dilution from full conversion of any Company preferred shares and/or secured convertible notes convertible into Common Stock and full exercise of any Company warrants (the “MIP Reserve”).  No more than 5,000 shares of Common Stock may be granted in respect of incentive stock options under the Plan to any single participant during any single calendar year.